Exhibit 4.43

English Translation

[Pacific Telecommunication (China) Company Limited;

or any other English proper name of the company]

( )

Agreement for Discharge of Equity Joint Venture Contract

1st January, 2006

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Agreement for Discharge of Equity Joint Venture Contract

This Agreement for Discharge is made on the 1st day of January     , 2006 by the following two parties:

Party A: Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited ( ), a limited company incorporated in accordance with the laws of the People’s Republic of China, whose registered address is Southwest, 18/F, Olympic Building, Shangbao Road, Futian District, Shenzhen City, China ( ); and

Party B: Pacific Internat (Hong Kong) Limited, a limited company incorporated in accordance with the laws of the Hong Kong Special Administrative Region, whose registered address is Unit 59-74, 5th Floor, Hong Kong International Trade & Exhibition Centre, 1 Trademart Drive, Kowloon Bay, Hong Kong.

WHEREAS:

(A)

Party A and Party B signed an Equity Joint Venture Contract (“EJV Contract”) on 30th December, 2005 and agreed to establish a Sino-Foreign Equity Joint Venture company in China (provisionally Chinese named “ ”). As of present, the application procedure regarding the establishment of such Sino-Foreign Equity Joint Venture company has not been commenced with the relevant authorities.

(B)	Party A and Party B have both agreed, after friendly negotiation with one another, to enter into this Agreement for Discharge in order to prematurely discharge the EJV Contract.

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NOW Party A and Party B hereby agree as follows:-

1.	Discharge of EJV Contract

1.1	In accordance with clause 42.1 of the EJV Contract, Party A and Party B hereby agree and confirm that the EJV Contract is discharged on the date of signing of this Agreement for Discharge. Upon discharge, the EJV Contract shall become of no effect whatsoever.

1.2	Party A and Party B agree and confirm that upon discharge of the EJV Contract, the rights and obligations to perform of both parties as provided for in the EJV Contract shall cease immediately. Party A and Party B promise that they will not raise any demands, claims, or requests for compensation as against one another in connection with the EJV Contract, but nevertheless that, in respect of any legal or economic responsibilities or expenses that have already been incurred during the time from the signing of the EJV Contract to the discharge of the EJV Contract, the parties shall bear such share of those responsibilities as is in accordance with the portion of capital contributions respectively provided for them in the EJV Contract.

2.	Signing of NEW EJV Contract

2.1	Party A and Party B hereby promise and confirm that on the day of signing of this Agreement for Discharge, they shall at the same time sign a new Equity Joint Venture Contract (“New EJV Contract”), the content of which is at Annex 1 hereto.

2.2

The New EJV Contract shall substitute the EJV Contract in all respects (including without limitation all of the clauses in the “Cooperation Agreement” signed by Party A and Party B on 30th December 2005 which referred therein to the “EJV Contract”).

3.	Applicable Law

3.1	The entering into, effect, interpretation, and performance of this Agreement for Discharge shall be in accordance with the laws of the People’s Republic of China.

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This Agreement for Discharge is signed by the following parties:

Party A:	Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited ( )

Legal Representative: Lin Yi Ping ( )

Party B:	Pacific Internet (Hong Kong) Limited

Legal Representative: Eddy Kuk Cho Yiu ( )

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Annex 1

New EJV Contract

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Annex 1

English Translation

[Pacific Telecommunication (China) Company Limited;

or any other English proper name of the company]

( )

Equity Joint Venture Contract

1st January, 2006

1

Table of Content

Chapter 1	General
Chapter 2	The Two Equity Joint Venture Parties
Chapter 3	Establishment of Equity Joint Venture Company
Chapter 4	Objective, Scope and Scale of Business, and Venues of Business Operations
Chapter 5	Total Investment and Registered Capital
Chapter 6	Procurement of Equipments and Associated Materials
Chapter 7	Undertakings and Duties of the two EJV Parties
Chapter 8	Confidentiality
Chapter 9	Board of Directors
Chapter 10	Management Organizations
Chapter 11	Finance and Audit
Chapter 12	Management of Labour
Chapter 13	Insurance
Chapter 14	Force Majeure
Chapter 15	Period of Operation, Termination, Dissolution, and Liquidation of EJV Company
Chapter 16	Disclosure of Contract
Chapter 17	Amendment, Variation, and Termination of Contract
Chapter 18	Liability for Breach of Contract
Chapter 19	Applicable Law and Amendment of Law
Chapter 20	Dispute Resolution
Chapter 21	Coming into Effect of Contract and other matters

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Equity Joint Venture Contract

Party A:	Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited ( )

Address:	Southwest, 18/F, Olympic Building, Shangbao Road, Futian District, Shenzhen City, China ( )

Party B:	Pacific Internet (Hong Kong) Limited

Address:	Unit 59-74, 5th Floor, Hong Kong International Trade & Exhibition Centre, 1 Trademart Drive, Kowloon Bay, Hong Kong ( )

Chapter 1    General

Party A and Party B, who having based on the principle of mutual benefit agreed to cooperate to invest in projects concerning value-added services in telecommunication, do enter into this Contract in accordance with the Law of PRC on Chinese-foreign Equity Joint Ventures, Telecommunication Ordinance of PRC, Regulations for Management of Foreign-invested Telecommunication Enterprises.

Chapter 2    The Two Equity Joint Venture Parties

Article 1

The two equity joint venture parties to this Contract shall be as below:

1.1	Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited ( ) (hereinafter referred to as “Party A”), being a corporate legal person constituted and existing under the laws of the People’s Republic of China (hereinafter referred to as “China”), registered in China.

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Legal Address: Southwest, 18/F, Olympic Building, Shangbao Road, Futian District, Shenzhen City, China ( )

Legal Representative: Lam Yat Ping ( )

Nationality: China

1.2	Pacific Internet (Hong Kong) Ltd. (hereinafter referred to as “Party B”), being a corporate legal person constituted and existing under the laws of Hong Kong, registered in Hong Kong.

Legal Address: Unit 59-74, 5th Floor, Hong Kong International Trade & Exhibition Centre, 1 Trademart Drive, Kowloon Bay, Hong Kong ( )

Legal Representative: Eddy Kuk Cho Yiu ( )

Nationality: China

Chapter 3    Establishment of Equity Joint Venture Company

Article 2

In accordance with the Law of PRC on Chinese-foreign Equity Joint Ventures, Telecommunication Ordinance of PRC, Regulations for Management of Foreign-invested Telecommunication Enterprises, and other relevant laws and regulations, the two parties to this Contract agree to establish Equity Joint Venture Company in the City of Shenzhen, Guangdong Province, China.

Article 3

The Chinese name of the Equity Joint Venture Company shall be provisionally “ ” (hereinafter referred to as “the EJV Company”).

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Article 4

The EJV Company shall be a company of limited liability, whereas the liability of the EJV Company shall be limited to the value of its total assets, and the liability of the two Equity Joint Venture parties shall be limited to their capital contribution towards the registered capital of the EJV Company. Profits of the EJV Company shall be shared by the two parties in accordance with the ratio of capital contribution towards its registered capital, and losses of the EJV Company shall also be borne by the two parties in accordance with the ratio of capital contribution towards its registered capital.

Chapter 4    Objective, Scope and Scale of Business, and Venues of Business Operations

Article 5 Objective of Business

Through cooperation and technological exchange, Party A and Party B desire to utilize the market advantage of Party A at value-added business in telecommunication in the Mainland and the good operation experience of Party B in the international telecommunication market, so as to enable the EJV Company to secure the issuance by the Ministry of Information Industries of a Permit for Operation of Cross-provinces Telecom Value-Added Business (hereinafter referred to as “the Permit”), and to bring about significant economic benefits for the two investing parties.

Article 6 Scope of Business and Venues of Business Operations of the EJV Company

6.1	The scope of business of the company shall include: provision of value-added telecom services such as Internet connection, Internet data center, storage relay etc. and the associated client services, as well as any other value-added telecom services as the relevant state authority for administration of the industry may permit.

6.2	The legal address of the EJV Company shall be: City of Shenzhen, China.

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Chapter 5    Total Investment and Registered Capital

Article 7

The total amount of investment of the EJV Company shall be: RMB10,000,000.

Article 8 Registered Capital

8.1	The registered capital of the EJV Company shall be: Renminbi Ten Million (RMB10,000,000) and the respective capital contributions towards the registered capital of the two parties shall be:

Party A shall contribute Renminbi Five Million, being 50% of the registered capital; and

Party B shall contribute Renminbi Five Million, being 50% of the registered capital.

8.2	Whenever there should be any increase of registered capital beyond that provided for in Article 8.1, the amount of increased capital to be paid by the two parties respectively shall be based on the principle of the same proportions. If any of Party A and Party B should refuse to make the whole or any part of the increased capital contribution required of it, the two parties may by negotiation decide the respective portions of increased capital contributions that should be borne by them respectively.

Article 9

The means of capital contributions by Party A and Party B are respectively as follows:

9.1	Party A shall make the capital contribution partly in cash in Reminbi and partly in kinds, of which:

9.1.1	the capital contribution in cash being Renminbi Two and a Half Million (RMB2,500,000) shall be made within 60 days of the collection by the EJV Company of the Certificate of Approval; and

9.1.2	the capital contribution in kinds shall be equivalent to Renminbi Two and a Half Million.

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Party A and Party B shall before the incorporation of the EJV Company appoint a valuation authority recognized by both parties for it to assess the value of the capital contribution to be made in kinds, and shall within 60 days of collection of the Certificate of Approval arrange for the relevant transfer(s) of the property rights thereof.

If the value of the capital contribution to be made in kinds by Party A should be assessed at lower than Renminbi Two and a Half Million, then Party A shall make up the difference by cash in Renminbi.

9.2	Party A shall make its capital contribution by remittance by a sum of cash in Hong Kong dollars equivalent to Renminbi Five Million, to be calculated at such exchange rate as is announced by the State Administration of Foreign Exchange of the PRC for the exchange of Hong Kong dollars into Renminbi on the date on which the EJV Company should receive the remittance, and Party A shall make the whole of such capital contribution within 60 days of the collection by the EJV Company of the Certificate of Approval.

9.3	Party A and Party B shall each ensure that they should make the whole of their respective capital contribution after the EJV Company has, pursuant to relevant provisions in the Telecommunication Ordinance and Regulations for Management of Foreign-invested Telecommunication Enterprises, submitted to the Ministry of Information Industry an application for Permit to Operate Cross-territorial Value-added Telecommunication Services at the grade of cross-provincial services and has been issued a Business License for Incorporated Enterprise by the relevant Authority for Administration of Industry and Commerce, so as to enable the EJV Company to satisfy the requirement connected with the said application for permit for the registered capital to be at least Renminbi Ten Million.

Article 10 Transfer

10.1	Any of Party A or Party B may transfer all or part of its equity share to the other party or any third party in accordance with the provisions in this Contract.

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10.2	When any of Party A or Party B is to transfer the whole of any part of its equity share, it shall firstly consult the other party on the transfer. A party may only sign any agreement for transfer with a third party after the other party has given it a written approval.

10.3	When any of Party A or Party B is to transfer its equity share, the other party shall have a right of first refusal to buy that equity share upon the same conditions.

10.4	A party to whom any equity share is transferred under this Article shall be required to inherent the position of the transferor being a party to this Contract, including all the rights and obligations of the transferor, and further the transferor shall, insofar as the transferred portion of equity share is concerned, ceased to enjoy any rights as being a party to this Contract. Within 3 years of the completion of any transfer of equity share, the transferor shall remain bound to perform the duty regarding confidentiality, and shall keep any information it knows of about the EJV Company or the other joint venture party strictly confidential, and must not divulge the same to any outside party.

10.5	Party A and Party B shall not create any right of security, mortgage, or charge on their respective capital contributions or the registered capital.

Article 11 Report on Verification of Capital and Proof of Capital Contribution

11.1	The Board of Directors of the company shall employ a firm of Chinese Registered Accountants to verify the capital contributions as made by both parties according to Article 9 towards the registered capital, and a report on verification of capital contributions shall be produced by the appointed Registered Accountant.

11.2	The EJV Company shall upon receipt of the Report on Verification of Capital from the Registered Accountant issue to each of the two joint venture parties a Certificate of Capital Contribution as a proof of the made capital contribution.

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Article 12 Loans

If Party A and Party B shall reach such consensus, the Total Investment may be increased. The increase in investment amount may be met by loans after approval by the Board of Directors. The EJV Company may provide its assets for mortgages against loans.

Chapter 6    Procurement of Equipments and Associated Materials

Article 13 Procurement of Equipments and Associated Materials

13.1	Whether before or after the commencement of business by the EJV Company, Party B shall assist in resolving matters concerning the transportation into China of those materials that are raised by the EJV Company overseas.

13.2	Before commencement of business by the EJV Company, Party A shall assist in resolving matters concerning the custom clearance and inland transportation of materials raised by the EJV Company overseas, as well as matters concerning the inland transportation of materials raised within China. After commencement of business, these will be operated by the EJV Company itself, and if it is unable to resolve any such matters, Party A shall render necessary assistance.

13.3	The EJV Company shall, on condition that it can ensure product quality, purchase any equipment and other associated materials required for operation within China as a matter of priority.

Chapter 7    Undertakings and Duties of the two EJV Parties

Article 14 Undertakings and Declarations of Party A

Party A declares and undertakes to Party B as follows:

14.1	Party A is an incorporated legal person established in accordance with the laws of China. Party A is empowered to sign this Contract and perform the duties and obligations provided for in this Contract.

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14.2	Before signing of this Contract, approval for Party A and Party B to invest in this project has been obtained from the relevant authority in China.

14.3	Party A warrants that its entering into this Contract with Party B and its entering into this project are not encumbered or restricted by any third party interest or dispute.

14.4	Party A warrants that the trademarks that will be licensed by it to the EJV Company for use are all lawfully owned by it and have been properly registered. Party A also undertakes to ensure that those trademarks shall remain lawful and valid during the subsistence of the EJV Company.

14.5	Party A warrants that its capital contributions in kinds towards the EJV Company have been given all necessary permissions, approval, and authorizations by all concerned parties including the Board of Directors of Party A and any creditors, and that it has performed all procedural steps regarding notices and filings.

Article 15 Duties and Obligations of Party A

15.1	To make capital contributions according to provisions in Chapter 5;

15.2	To handle matters such as application to relevant governing authority for approval of establishment of the EJV Company, registration of incorporation, collection of Business License, application for permit to operate value-added telecommunication services;

15.3	To handle the filing(s) with relevant administrative authority of the agreement(s) for lease of venues for business operation;

15.4	To assist the EJV Company in liaising for the realization of infrastructural facilities such as water, electricity, and transport;

15.5	To assist the EJV Company in obtaining all tax deductions and other advantages or preferential treatments as may be enjoyed by Chinese-foreign Equity Joint Venture Enterprises according to the laws and regulations of China;

15.6	To assist the EJV Company in employing managerial staff, technical staff, workers and other necessary personnel in China;

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15.7	To assist staff members with foreign nationality in obtaining visa for entry, work permits, resident permits, and procedures regarding travel etc.;

15.8	To assist Party B in receiving foreign exchange remittance to overseas of dividends from the EJV Company;

15.9	To assist the EJV Company in establishing inland sales channels, and to provide the EJV Company with supports in the construction of new equipments and to help improve work processes;

15.10	To promptly transmit to Party B by fax the approval documents and reply documents obtained in relation to establishment of the EJV Company.

15.11	To assist the EJV Company in handling of registration of incorporated legal person, and processes regarding tax, foreign exchange, finance, and customs registrations;

15.12	To be responsible for obtaining all such approval documents as are required by laws and regulations to be issued by central and local governments in order for the EJV Company to implement this project as planned;

15.13	To be responsible for handling other matters entrusted to it by the EJV Company.

Article 16 Undertakings and Declarations of Party B

Party B undertakes and declares to Party B as follows:

16.1	Party B is an incorporated legal person established in accordance with the laws of Hong Kong. Party B is empowered to sign this Contract and perform the duties and obligations provided for in this Contract.

16.2	Party B warrants that its entering into this Contract with Party A and its entering into this project are not encumbered or restricted by any third party interest or dispute.

16.3	Party B warrants that it will render prompt assistance to Party A in the establishment of the EJV Company; and

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16.4	Undertakes that equipment and technologies introduced by Party B for importation are all of advanced technologies and in compliance with the requirements of all applicable laws and regulations of China.

Article 17 Duties and Obligations of Party B

17.1	To make capital contributions according to provisions in Chapter 5;

17.2	To handle matters entrusted by the EJV Company to it concerning the selection of machine and equipments and associated materials outside China;

17.3	To assist the EJV Company in the installation and testing of equipments;

17.4	To provide training for the managerial staff, sales staff, technical staff, and workers of the EJV Company;

17.5	To assist the EJV Company in steadily providing various value-added telecommunication services within the specified time limit(s) and according to the design capacity;

17.6	To assist the EJV Company in the exploitation and development of overseas market; and

17.7	To be responsible for handling other matters entrusted to it by the EJV Company.

Chapter 8    Confidentiality

Article 18 Confidentiality

18.1	Each party having or may have to divulge to the other parties confidential and exclusive information regarding its business, financial status, and other confidential matters. Furthermore, the various parties may obtain confidential and exclusive information belonging to the EJV Company, and the EJV Company may obtain confidential or exclusive information belonging to the various parties. Unless otherwise provided for by other confidentiality agreements, each party and the EJV Company who receive any of the above-mentioned information shall:

18.1.1	Treat the above-mentioned confidential information confidential;

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18.1.2	Refrain from divulging any of the above-mentioned confidential information to any person or body, except to its employees who are required to know of the above-mentioned confidential information in the performance of it work duties.

18.2	The provisions in the above clause (1) do not apply to the following confidential information:

Information that can be proved by written records compiled before the disclosure to be already known to the party to whom the disclosure was made before the disclosure;

18.2.1	Information known in the public arena but not being so for reason of a breach by the party disclosing the information; and

18.2.2	Information obtained from any third party who has no duty of confidentiality regarding the confidential information.

18.3	If requested by any party, the EJV Company shall sign a separate confidentiality agreement for confidential information obtained from that party or its connected companies, the terms of which shall be substantially the same as the provisions in this Chapter.

18.4	Each party and the EJV Company shall establish its own regulations and system to ensure that the directors, senior staff members, and other employees of it and its connected companies shall similarly abide by the duty of confidentiality prescribed by this Chapter. The directors, senior staff members, and other employees of the EJV Company shall sign a confidentiality agreement in a form acceptable to all parties.

18.5

The provisions in this Chapter shall not apply to divulgence of information to any connected companies, any lenders or financial institutions, any employees or consultants of the parties, or third party to whom a party is expecting to transfer all or part of its equity share in the EJV Company; provided that even in such circumstances the party divulging information shall

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only divulge any information to persons or body who require those information for reasonable business purposes and who has given a prior written undertaking to treat those information confidential.

18.6	Where the above-mentioned information is required by any provisions or demands of laws, the provisions in this Chapter shall neither apply to the divulgence of information to any government or any relevant authority or departments. However, the party who is required to so divulge information shall before it did so immediately notify all other parties of such demand and the terms of the demand (unless such notification is prohibited by any laws and regulations). Any of the other parties shall have a right to raise their objection with the relevant authority or department against disclosure of the above-mentioned information, and to seek for confidentiality protections for the confidential information to be disclosed on terms at the discretion of that party.

18.7	Without prejudice to the above provisions in this Chapter, no party shall publish or divulge any information (including confidential information) about the EJV Company without the prior written consent of all other parties (which consent shall be not unreasonable withheld any party). Provided always that no provisions in this Article shall prevent any party from publishing or divulging any information in good faith pursuant to the requirement of any laws, regulations, of rules of stock exchanges.

18.8	The provisions in this Chapter shall remain binding on any natural or legal person who has been a party to this Contract, notwithstanding that it has already ceased to be a party to this Contract upon transfer of all equity share in the EJV Company and all the corresponding rights and obligations of this Contract. Furthermore, the rights and obligations provided for under this Chapter shall remain valid for at least two years after the expiry or premature termination of this Contract, and shall not be affected by the dissolution of the EJV Company.

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Chapter 9    Board of Directors

Article 19

The date of issuance of the Business License shall be the establishment date of the board of directors (“the Board”).

Article 20

The Board shall be comprised of five directors, of whom one shall be appointed by Party A and four by Party B. Each appointing Party may at any time dismiss or change the director(s) appointed by it. In such case, the term of office of the newly appointed director shall be the remaining term of the replaced director.

The term of office of a director shall be four years and each may serve consecutive terms if re-appointed by the Party originally making the appointment.

The Chairman shall be appointed by Party B (or by Party A in event Party B declines to make the appointment). In the event of a deadlock in passing any resolution at a Board meeting, the Chairman shall not have a casting vote in respect of such resolution.

Article 21

21.1	The Board shall be the highest authority of the EJV Company. It shall determine all important issues relating to the Company.

21.2	Any resolution on the following matters shall require a vote of three quarters of the directors (with at least three of whom being the directors appointed by Party B) attending the Board meeting:

1.	amendment to the Articles of Association of the EJV Company;

2.	action or cause to an action resulting in the termination, dissolution or liquidation of the EJV Company or application for extension of the operation term;

3.	increase or decrease in registered capital of the EJV Company;

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4.	consolidation, division or conversion of the registered capital of the EJV Company;

5.	merger with another economic organisation or restructure/consolidation of the business of the EJV Company

21.3	Any resolution on the following matters shall require a vote of three fifths of the directors (with at least two of whom being the directors appointed by Party B) attending the Board meeting::

1.	declaration or formulation of plan for allocation of dividends of the EJV Company;

2.	approval of the annual budget, financial reports and important for operation and investment plan of the EJV Company;

3.	change of fiscal year, auditor or accounting system of the EJV Company;

4.	any expenditure of the EJV Company exceeding an amount equivalent to RMB 50,000 (for the purpose of this Article, an expenditure of RMB 50,000 shall include a single expenditure of 50,000 RMB and multiple expenditures of the same nature with an aggregate amount of RMB 50,000).

5.	obtaining loan or credit facility from any organization or individual;

6.	providing any enterprise, organization, partnership or individual with loan or credit facility (except for credit facility provided to customers in the course of ordinary business);

7.	commencing or engaging in any activity beyond the business scope the EJV Company as provided for in Article 6.1 of this Contract;

8.	implementing any arrangement of partnership or joint venture, so as to establish any new company or economic organization or any other activities beyond the business scope of the EJV Company;

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9.	affiliate transaction between the EJV Company and any shareholder or senior management personnel or other affiliated parties;

10.	any litigation or claim, except for claim for payment incurred in the ordinary course of operation.

11.	appointment of General Manage and Finance Controller;

12.	determining, amending or varying the remuneration of fulltime director, General Manager and Finance Controller;

13.	lease of venue(s) for the operation of the EJV Company;

14.	pledge/ charge of equity share in the EJV Company;

15.	change, variation or waiver of equity interest in the EJV Company;

16.	issuance or allocation of shares of the EJV Company, or provision of any right to subscribe for or exchange equity shares of the EJV Company;

17.	liquidation of the EJV Company, establishment of liquidation committee or entering into restructure agreement with creditor(s);

18.	increase or decrease of members of the Board;

19.	entering into, amending or varying any employment contract or welfare plan in respect of departmental head(s) or with annual income exceeding RMB 200,000;

20.	changing or determining the authorized signatory for bank accounts;

21.	transfer of interests in any contract, agreement (whether oral or in writing) to which the EJV Company is a party to any third party, except for such permitted by Party B;

22.	entering into or amending service contract, employment contract, consultancy contract with the EJV Company being one party and Party A or its affiliate being the other party;

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23.	entering into any material asset sale transaction with amount exceeding RMB 50,000 or value exceeding 0.5% of the net asset of the EJV Company (whichever is lower);

24.	acquisition, disposal of or decrease of any direct or indirect equity share and/or interest in any subsidiary or any other companies, or establishment of subsidiary or branch;

25.	direct or indirect provision of loan or any guarantee, security or performance bond by the EJV Company;

26.	any material investment or disposition of asset of the EJV Company which is beyond the ordinary business scope of the EJV Company;

27.	any issues other than such as mentioned above which shall substantially affect the interest of the EJV Company or the Parties to this Contract.

21.4	The management of the EJV Company in the preparation period shall be agreed by Party A and Party B subject to the best interest of the EJV Company.

Article 22 Board Meeting

22.1	Except for issues provided for in Article 22, resolutions on other matters shall be passed by the Board by a simple majority of affirmative votes.

22.2	A quorum for a meeting of the Board shall exist of at least four(4) directors, among whom at least three shall be directors appointed by Party B. If any meeting of the Board does not meet the quorum as provided for in this Article, an alternative meeting may be convened within 14 working days from the originally date of meeting. The quorum for such alternative meeting shall be three directors, among whom at least two shall be directors appointed by Party B.

22.3	Unless otherwise unanimously agreed by the directors, written notice of the Board meeting shall be sent to each of the

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Directors or its representative by fax, telex or email not less than fourteen days in advance. Such notice shall include the agenda in details. Only issues listed in the agenda may be discussed and resolved in the meeting. Issues other than such listed in the agenda may only be discussed if the directors attending the meeting unanimously agree and such discussion will not violate the provision of Article 23.1.

Article 23

The Chairman shall be the legal representative of the EJV Company. In event the Chairman is unable to perform his/her duty, the Chairman shall authorize in writing the Deputy Chairman or other director to perform his/her duty on his/her behalf.

Article 24

The Board shall conduct a meeting at least once a year. The meeting shall be convened and presided by the Chairman. An extraordinary meeting of the Board may be convened upon proposal by not less than one-third of the directors. Meetings of the Board may be held at the venue of the EJV Company or at other places as agreed by the parties, or may be held by such other means as telephone conference or video conference.

Minutes of each Board meeting (including extraordinary meeting) shall be signed by the directors attending the meeting and filed for record with the EJV Company. A fax copy of minute signed by a director and delivered to the EJV Company by fax shall also be valid.

If any director is unable to attend a Board meeting, he/she may appoint by notice in writing a proxy to attend and vote on his/her behalf. The appointment notice shall specify the ambit of authority of such proxy. The absence of a director without his appointment of a proxy shall constitute a forfeiture of such director’s rights with respect to such meeting.

Meetings of the board (including extraordinary meeting) shall be held in the city of Shenzhen and Hong Kong alternately.

The travelling and accommodation expenses incurred by each director for attending the meetings of the board shall be borne by the EJV Company.

Article 25 Remunerations for Directors

25.1	Except for as arranged in accordance with Article 26.2, the directors shall not be paid any remuneration by the EJV Company.

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25.2	Remuneration for director(s) providing fulltime service to the EJV Company shall be determined by the Board according to Article 22 of this Contract.

Chapter 10    Management Organizations

Article 26

The EJV Company shall establish a management organization, responsible for the day-to-day operation of the EJV Company.

Article 27

The EJV Company shall have one General Manager. One Finance Controller may be appointed subject to the consent of the Board. The General Manager and the Finance Controller shall be nominated by Party B. If nominated by Party A, one Finance Manager may be appointed.

The duties of the General Manager shall be to carry out the resolutions of the Board and to organise and supervise the day-to-day operation and management of the EJV Company. The operation and management shall be carried out in accordance with the regulations enacted by the Board.

The EJV Company shall appoint departmental managers according to the need of the business of the EJV Company responsible for the day-to-day business of the departments. The departmental managers shall be accountable to the Board.

The General Manager, Finance Controller shall be appointed by the Board.

Unless otherwise approved by the Board, the General Manager shall not hold any management positions in other economic organisations nor shall he/she be allowed to be involved in the activities of other economic organisations which are in commercial competition with the EJV Company.

Chapter 11    Finance and Audit

Article 28

The financial accounting system of the EJV Company shall be handled in accordance with the relevant PRC laws and regulations and the actual situations of the EJV Company. The EJV Company shall promptly after its establishment submit applications to the local financial authority and tax authority for registration.

Article 29

EJV Company shall adapt the calendar year as its fiscal year, starting from 1 January end on 31 December. All bookings, receipts,

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financial reports, financial statements shall be prepared in Chinese. Monthly financial reports, seasonal financial reports and annual financial reports shall be delivered to the directors before the end of the following month, the 15th of the following month after the end of a season and the end of January of the following year respectively.

Article 30

The EJV Company’s accounting statements and reports shall be audited and examined by a firm of certified accountant registered in the PRC once a year at the cost of the EJV Company. Each of the parties may at its own expense appoint another auditor to conduct an audit of the Company’s accounting statements and reports

Article 31

In the first month of each fiscal year, the General Manager together with the Finance Controller shall organise the preparation of the balance sheet, profit and loss statement, cash flow statement and dividends allocation proposal for the examining and approving by the Board. Party A and Party B agree that all annual after tax profit shall be distributed to Party A and Party B in proportion to their respective capital contribution towards the registered capital.

Chapter 12    Management of Labour

Article 32

The plans for matters pertaining to staff recruitment, dismissal, wages, labour insurance, welfare benefits, rewards and disciplinary action etc. shall be determined by the Board according to the relevant PRC laws and regulations. The EJV Company shall enter into individual or collective labour contracts with the employees. The labour contracts shall be filed with the local labour authority for record.

Existing employees of Party A shall be employed by the EJV Company with priority, other employees shall be publicly recruited. The EJV Company shall enter into new labour contracts with the recruited Party A’s existing employees. Such labour contracts shall incorporate the labour responsibilities terms currently adapted by Party A.

Chapter 13    Insurance

Article 33

Insurance policies shall be purchased and insurance company shall be selected by the JVC Company according to the actually need of the JVC Company. Types of insurance, insurance value, insurance term shall be proposed by the General Manager together with the Finance Controller and discussed and approved by the Board meeting in accordance with the relevant PRC laws.

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Chapter 14    Force Majeure

Article 34

If any failure of performance or failure of performance in accordance with the terms and conditions agreed upon by the parties is due directly to earthquake, fire, typhoon, war or any other analogous natural event that occurs which cannot be foreseen, prevented or avoided, the affected party shall forthwith inform the other party by telex, email or fax of the situation, and shall render to the other party the details of the situation and valid evidence that the contract cannot be performed, or partly cannot be performed, or that performance is required to be delayed. Such evidence shall be notarized by the local public notary of the place where the force majeure event occurs. The parties shall negotiate on whether to terminate the Contract or to postpone the performance of the contract according the extent the event affects the performance of the Contract.

Chapter 15    Period of Operation, Termination, Dissolution, and Liquidation of EJV Company

Article 35

The operation period of the EJV Company shall be ten years. The establishment date of the CJV Company shall be the date the business license of the Company is issued. At the request of either Party and upon the unanimous approval of the Board meeting, an application may be made to the original examining and approval authority 6 months before the expiration of the term of this Contract for an extension of the operation period.

Article 36

36.1	If both parties or either party do not agree to extend the operation period of the CJV Company upon the expiry of the operation period, the CJV Company terminates.

36.2	This Contract shall be early terminated upon mutual agreement of the parties. Early termination of the EJV Company shall be decided by the Board meeting and shall be subject to the approval of the original examining and approval authority.

36.3	After a resolution on the early termination of the EJV Company has been passed in accordance with this Article, the EJV Company shall, simultaneously with handling the approval formalities, adapt necessary means to deal with the settlement of the employees of the EJV Company.

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36.4	In event the EJV Company is terminated upon expiry of the operation period or due to other reasons and such termination has been approved by the examining and approving authority, the EJV Company shall forthwith establish the liquidation committee so as to liquidate the EJV Company. The remain assets shall be distributed to the parties in proportion to their respective capital contribution towards the registered capital.

Chapter 16    Disclosure of Contract

Article 37

37.1	Unless required by (i) order of law or court, (ii) government authorities, or (iii) demand of relevant stock exchange, any party of this contract shall not by any means disclose this contract without the prior written consent of the other party.

37.2	Except for the purpose of consultation with its consultant, any party of this contract shall not disclose to any third party the content of this contract without the prior written consent of the other party.

Chapter 17    Amendment, Variation, and Termination of Contract

Article 38

Any amendments to this contract and its appendices shall be agreed to by the parties in writing and shall come into effect only upon approval by the original examining and approving authority.

Article 39

Where failure of performance of the contract is caused by force majeure, change of laws or administrative orders, this contract may be early terminated subject to the unanimous resolution of the Board and approval by the original examining and approving authority.

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Article 40

40.1	This contract may be terminated even prior to the expiry of the operation period of the EJV Company upon mutual agreement of the parties.

40.2	Upon the occurrence of the following events, the parties shall be deemed to have agreed to terminate this contract prior to the expiry of the operation period of the EJV Company:

1.	The business license for establishment of the EJV Company has not been issued within 9 months from the execution of this contract;

2.	The EJV Company fails to obtain the approvals from the examining and approving authority for the operation of the EJV Company, resulting in the frustration of the purposes for co-operation of the parties.

3.	Any party fails to perform the obligations under the contract and the Articles of Association, or materially breaching the provisions of the contract and the Articles of Association, causing the failure of the EJV Company to operate or failure in achievement of the operation purposes, and such failure of performance continues for one month after having received the other party’s written request for performance.

4.	Where the contract is terminated according to Section 1 of Article 42.2, upon mutual agreement of the parties, the expenses incurred from the execution of this contract to the termination of this contract shall be borne, in principle, by the parties in proportion to their respective capital contribution towards the registered capital of the EJV Company.

Chapter 18    Liability for Breach of Contract

Article 41

41.1	Where any Party breaches the contract causing the failure of performance or partly failure of performance of this contract and its appendices, or causing the failure in achievement of the operation purpose hereunder, the other party shall have the right to request the party in breach to rectify.

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41.2	Where the party in breach does not rectify its breach, it shall be deemed such party as having fundamentally breached the contract, the other party shall have the right to claim against the party in breach for economic damages, and shall simultaneously have the right to apply to the original examining and approving authority to approval the termination of the contract.

41.3	Where the parties agree to continue the operation of the EJV Company, the EJV Company and the other party shall have the right to claim against the party in breach for any economic loss suffered.

41.4	Where any party fails to make capital contribution within the time and in amount according to this contract, the other party shall issue a written notice of demand, requesting such party to make its capital contribution within 7 days from the date of receipt of such notice. The failure of such party to make capital contribution within 7 days shall constitute breach of the contract. The party in breach shall be liable to the other party for a liquidated damage of 0.021% of the amount payable for each day from the eighth day of the above-mentioned notice to the day such party completes its capital contribution.

Chapter 19    Applicable Law and Amendment of Law

Article 42

This formation, effect, interpretation and performance of this contract shall be governed by the PRC laws. In the event that there is no PRC law which governs a particular matter relating to this Contract, reference may be made to international custom and practice.

Chapter 20    Dispute Resolution

Article 43

Any dispute arising from the performance or relating to this contract shall be settled through friendly negotiations. If the dispute fails to be resolved through friendly negotiations, the dispute shall be referred to the South China Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such commission. The arbitral award rendered shall be final and binding upon the parties.

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Article 44

When any dispute is under arbitration, except for the matters under dispute, parties shall continue to perform their remaining respective obligations under this contract.

Chapter 21    Coming into Effect of Contract and other matters

Article 45

The ancillary documents executed in accordance with the principles of the contract, including the Articles of Association of the EJV Company, shall form an integral part of this contract

Article 46

Any matter not covered by this contract shall be supplemented by ancillary or supplementary agreement between the parties.

Article 47

This contract shall become effective from the date of its approval by the relevant PRC examining and approving authority.

Article 48

Where there is any inconsistency between this contract and the agreements of the parties prior to the coming into effect of this contract, this contract shall prevail.

Article 49

This contract shall have priority effect to the Articles of Association, where there is any inconsistency between this contract and the Articles of Association, this contract shall prevail.

Article 50

If any notice given by any party by telegram or telex involves the rights and obligations of the parties, a written notice shall be given forthwith for confirmation. The addresses of the parties shall be their respective addresses list hereunder.

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Article 51

This Contract is executed by the legal representatives or authorised representatives of the parties on 1st January, 2006, in the city of Shenzhen of Guangdong Province of China.

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Party A: Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited ( )

Legal representative: Lam Yat Ping ( )

Date: 1st January, 2006

Party B: Pacific Internet (Hong Kong) Limited

Legal representative: Eddy Kuk Cho Yiu ( )

Date: 1st January, 2006

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English Translation

[Pacific Telecommunication (China) Company Limited;

or any other English proper name of the company]

Articles of Association

1st January, 2006

Table of Content

Chapter 1	General

Chapter 2	Objective, Scope and Scale of Business, and Scale

Chapter 3	Total Investment and Registered Capital

Chapter 4	Board of Directors

Chapter 5	Management Organizations

Chapter 6	Finance and Audit

Chapter 7	Distribution of Profits

Chapter 8	Employees

Chapter 9	Labour Union

Chapter 10	Period of Operation, Termination, and Liquidation

Chapter 11	Rules and Regulations

Chapter 12	Amendment of Articles of Association

Chapter 13	Miscellaneous

Articles of Association

Party A:	Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited

Address:	Southwest, 18/F, Olympic Building, Shangbao Road, Futian District, Shenzhen City, China

Party B:	Pacific Internet (Hong Kong) Limited

Address:	Unit 59-74, 5th Floor, Hong Kong International Trade & Exhibition Centre, 1 Trademart Drive, Kowloon Bay, Hong Kong

Chapter 1 General

Article 1

These Articles of Association are formulated (these “Articles”) in accordance with the Law of the PRC on Sino-foreign Equity Joint Ventures (the “Joint Venture Law”) and other relevant PRC laws and regulations, and the Joint Venture Contract for [Pacific Telecommunication (China) Company Limited] between Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited (“Party A”) and Pacific Internet (Hong Kong) Limited (“Party B”) dated                      2006, (the “Contract”) in the City of Shenzhen of Guangdong Province of the PRC.

Article 2

The Chinese name of the Equity Joint Venture Company shall be provisionally “ ” (hereinafter referred to as the “Company”).

Article 3

The names and legal address of the parties are:

Party A: Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited

Place of establishment: The city of Shenzhen, Guangdong Province, PRC

Legal address: Southwest, 18/F, Olympic Building, Shangbao Road, Futian District, Shenzhen City, China

Legal Representative: Lam Yat Ping

Nationality: China

Party B: Pacific Internet (Hong Kong) Ltd.

Place of Establishment: The Hong Kong Special Administrative Region of the PRC

Legal Address: Unit 59-74, 5th Floor, Hong Kong International Trade & Exhibition

Centre, 1 Trademart Drive, Kowloon Bay, Hong Kong

Legal Representative: Eddy Kuk Cho Yiu

Nationality: China

Article 4

The Company shall be a company of limited liability with the status of Chinese incorporated enterprise, and shall be governed and protected by PRC laws. The liability of the two parties shall be limited to their capital contribution towards the registered capital of the Company. Profits of the Company shall be shared by the two parties in accordance with the ratio of capital contribution towards its registered capital, and losses of the Company shall also be borne by the two parties in accordance with the ratio of capital contribution towards its registered capital. The liability of the Company shall be limited to the value of its total assets.

Article 5

All activities of the Company shall be in compliance with laws, regulations, relevant rules and these Articles.

Article 6

These Articles shall become effective upon approval by the authority for Foreign economic and trade affairs of the PRC government, and shall become a legally binding document governing the organization and activities of the Company, the rights and obligations between the parties. The parties may bring legal action against the Company according to these Articles; the Company may bring legal action against the parties, directors, general manager and other senior management personnel according to these Articles; any party may bring legal action against the other party according to these Articles; any party may bring legal action against the directors, general manager and other senior management personnel according to these Articles.

Chapter 2 Objective, Scope and Scale of Business, and Scale

Article 7

The objectives of the Company are through cooperation and technological exchange, to utilize the market advantage of Party A at value-added business in telecommunication in the Mainland and the good operation experience of Party B in the international telecommunication market, so as to enable the Company to secure the issuance by the Ministry of Information Industries of a Permit for Operation of Cross-provinces Telecom Value-Added Business (hereinafter referred to as “the Permit”), and to bring about significant economic benefits for the two investing parties.

Article 8

The scope of business of the Company shall include: provision of value-added telecom services such as Internet connection, Internet data center, storage relay etc. and the associated client services, as well as any other value-added telecom services as the relevant state authority for administration of the industry may permit.

The scope of business of the Company shall be changed from time to time according to the need for business development subject to the approval of the relevant authority/authorities.

Article 9

The business scale of the Company shall be: an annual business turnover of RMB 10,000,000.

Chapter 3 Total Investment and Registered Capital

Article 10

The total amount of investment of the Company shall be: RMB10,000,000.

Article 11

The registered capital of the Company shall be: Renminbi Ten Million (RMB10,000,000).

Party A shall contribute Renminbi Five Million, being 50% of the registered capital; and

Party B shall contribute Renminbi Five Million, being 50% of the registered capital.

Article 12

The respective capital contributions towards the registered capital of the two parties shall be:

1.	Party A shall make its capital contribution in partly RMB cash and partly in kinds as follows:

(1)	the capital contribution in cash being Renminbi Two and a Half Million (RMB2,500,000) shall be made within 60 days of the collection by the Company of the Certificate of Approval; and

(2)	the capital contribution in kinds shall be equivalent to Renminbi Two and a Half Million.

Party A and Party B shall before the incorporation of the Company appoint a valuation authority recognized by both parties for it to assess the value of the capital contribution to be made in kinds, and shall within 60 days of collection of the Certificate of Approval arrange for the relevant transfer(s) of the property rights thereof.

If the value of the capital contribution to be made in kinds by Party A should be assessed at lower than Renminbi Two and a Half Million, then Party A shall make up the difference by cash in Renminbi.

2.

Party A shall make its capital contribution by remittance by a sum of cash in Hong Kong dollars equivalent to Renminbi Five Million, to be calculated at such exchange rate as is announced by the State Administration of Foreign Exchange of the PRC for

the exchange of Hong Kong dollars into Renminbi on the date on which the Company should receive the remittance, and the whole of such capital contribution shall be made within 60 days of the collection by the Company of the Certificate of Approval.

3.	Party A and Party B shall each ensure that they should make the whole of their respective capital contribution after the Company has, pursuant to relevant provisions in the Telecommunication Ordinance and Regulations for Management of Foreign-invested Telecommunication Enterprises, submitted to the Ministry of Information Industry an application for Permit to Operate Cross-territorial Value-added Telecommunication Services at the grade of cross-provincial services and has been issued a Business License for Incorporated Enterprise by the relevant Authority for Administration of Industry and Commerce, so as to enable the Company to satisfy the requirement connected with the said application for permit for the registered capital to be at least Renminbi Ten Million.

Article 13

The capital contributions made by the parties shall each be verified by a firm of Chinese Registered Accountants. A report on verification of capital contributions shall be produced respectively by the appointed Registered Accountant for each of such capital contributions. The Company shall upon receipt of the Report on Verification of Capital from the Registered Accountant issue to each of the two joint venture parties a Certificate of Capital Contribution.

The Certificate of Capital Contribution shall include the following items: name of the Company, establishment time of the Company, name of the investing party and its capital contribution, time of capital contribution, time of issuance of the certificate.

Article 14

Party A and Party B shall make their respective capital contribution within the time and in amount as provided for in these Articles.

Where any party fails to make capital contribution within the time and in amount according to these Articles, the other party shall issue a written notice of demand, requesting such party to make its capital contribution within 7 days from the date of receipt of such notice. The failure of such party to make capital contribution within 7 days shall constitute breach of the contract. The party in breach shall be liable to the other party for a liquidated damage of 0.021% of the amount payable for each day from the eighth day of the above-mentioned notice to the day such party completes its capital contribution.

Article 15

The registered capital of the Company shall not be decreased within the operation period.

Article 16

The Company may, according to the relevant PRC laws and regulations and subject to the resolution of the Board of Directors (“the Board”) and approval of the examining and approving authority, increase the total investment and registered capital in accordance with the terms as mutual agreed by Party A and Party B.

Article 17

The parties are prohibited from withdrawing their respective capital contribution after the registration of the Company.

Article 18

The transfer of equity shares of the parties shall comply with the following principles:

1.	When any of Party A or Party B is to transfer the whole of any part of its equity share, it shall firstly consult the other party on the transfer. A party may only sign any agreement for transfer with a third party after the other party has given it a written approval.

2.	When any of Party A or Party B transfers the whole of its equity share, unless other agreed in writing by the transferor, the Company shall cease to use the trademark of the transferor from the date the transfer is approved by the examining and approving authority.

3.	When any of Party A or Party B is to transfer its equity share to a third party, the other party shall have a right of first refusal to buy that equity share upon the same conditions.

4.	A party to whom any equity share is transferred under this Article and the Joint Venture Contract shall be required to inherent the position of the transferor being a party to this Contract, including all the rights and obligations of the transferor, and further the transferor shall, insofar as the transferred portion of equity share is concerned, ceased to enjoy any rights as being a party to this Contract.

5.	Within 3 years of the completion of any transfer of equity share, the transferor shall remain bound to perform the duty regarding confidentiality, and shall keep any information it knows of about the Company or the other joint venture party strictly confidential, and must not divulge the same to any outside party.

Article 19

Whenever there should be any increase of registered capital beyond that provided for in Article 11, the amount of increased capital to be paid by the two parties respectively shall be based on the principle of the same proportions. If any of Party A and Party B should refuse to make the whole or any part of the increased capital contribution required of it, the two parties may by negotiation decide the respective portions of increased capital contributions that should be borne by them respectively.

Article 20

Any of Party A or Party B shall not create any right of security, mortgage, or charge on their respective capital contributions or the registered capital.

Chapter 4 Board of Directors

Article 21

The Board shall be the highest authority of the Company. It shall determine all important issues relating to the Company.

Article 22

The date of issuance of the Business License shall be the establishment date of the Board.

Article 23

The Board shall be comprised of five directors, of whom one shall be appointed by Party A and four by Party B. The term of office of a director shall be four years and each may serve consecutive terms if re-appointed by the Party originally making the appointment. Each appointing Party may at any time dismiss or change the director(s) appointed by it. In such case, the term of office of the newly appointed director shall be the remaining term of the replaced director.

Article 24

The Chairman shall be appointed by Party B (or by Party A in event Party B declines to make the appointment). In the event of a deadlock in passing any resolution at a Board meeting, the Chairman shall not have a casting vote in respect of such resolution.

Except for director(s) who provide(s) fulltime service to the Company, the directors shall not be paid any remuneration by the Company.

Article 25

The Board shall exercise the following functions and powers:

1.	to make amendments to the Articles of Association of the Company;

2.	to determine the termination, dissolution or liquidation of the Company or application for extension of the operation term;

3.	to determine the increase or decrease in registered capital of the Company;

4.	to determine the consolidation, division or conversion of the registered capital of the Company;

5.	to determine the merger with another economic organisation or restructure/consolidation of the business of the Company.

6.	to declare or formulate plan for distribution of profits of the Company;

7.	to approve the annual budget, financial reports and important for operation and investment plan of the Company;

8.	to determine the change of fiscal year, auditor or accounting system of the Company;

9.	to determine any expenditure of the Company exceeding an amount equivalent to RMB 50,000 (for the purpose of this Article, an expenditure of RMB 50,000 shall include a single expenditure of 50,000 RMB and multiple expenditures of the same nature with an aggregate amount of RMB 50,000).

10.	to determine the obtaining loan or credit facility from any organization or individual;

11.	to determine the provision to any enterprise, organization, partnership or individual with loan or credit facility (except for credit facility provided to customers in the course of ordinary business);

12.	to determine to commence or engage in any activity beyond the business scope the Company as provided for in Article 8 of these Articles;

13.	to implement any arrangement of partnership or joint venture, so as to establish any new company or economic organization or any other activities beyond the business scope of the Company;

14.	to approve any affiliate transaction between the Company and any shareholder or senior management personnel or other affiliated parties;

15.	to determine on any litigation or claim, except for claim for payment incurred in the ordinary course of operation.

16.	to appoint the General Manage and Finance Controller;

17.	to determine, amend or vary the remuneration of fulltime director, General Manager and Finance Controller;

18.	to determine the lease venue(s) for the operation of the Company;

19.	to approve any pledge/charge of equity share in the Company;

20.	to approve any change, variation or waiver of equity interest in the Company;

21.	to approve the issuance or allocation of shares of the Company, or provision of any right to subscribe for or exchange equity shares of the Company;

22.	to determine the liquidation of the Company, establishment of liquidation committee or entering into restructure agreement with creditor(s);

23.	to determine the increase or decrease of members of the Board;

24.	to approve the execution, amendment of any employment contract or welfare plan in respect of departmental head(s) or with annual income exceeding RMB 200,000;

25.	to determine and change the authorized signatory for bank accounts;

26.	to approve the transfer of interests in any contract, agreement (whether oral or in writing) to which the Company is a party to any third party, except for such permitted by Party B;

27.	to approve the execution or amendment service contract, employment contract, consultancy contract with the Company being one party and Party A or its affiliate being the other party;

28.	to approve the execution of any material asset sale transaction with amount exceeding RMB 50,000 or value exceeding 0.5% of the net asset of the Company (whichever is lower);

29.	to determine the acquisition, disposal of or decrease of any direct or indirect equity share and/or interest in any subsidiary or any other companies, or establishment of subsidiary or branch;

30.	to approve any direct or indirect provision of loan or any guarantee, security or performance bond by the Company;

31.	to determine any material investment or disposition of asset of the Company which is beyond the ordinary business scope of the Company;

32.	to determine or approve any issues other than such as mentioned above which shall substantially affect the interest of the Company or the Parties to this Contract.

Article 26

The Chairman shall be the legal representative of the Company, representing the Company in its business activities.

Article 27

In event the Chairman is unable to perform his/her duty, the Chairman shall authorize in writing the Deputy Chairman or other director to perform his/her duty on his/her behalf.

Article 28

The Board shall conduct a meeting at least once a year. The meeting shall be convened and presided by the Chairman. An extraordinary meeting of the Board may be convened upon proposal by not less than one-third of the directors.

Article 29

A quorum for a meeting of the Board shall exist of at least four(4) directors, among whom at least three shall be directors appointed by Party B. If any meeting of the Board does not meet the quorum as provided for in this Article, an alternative meeting may be convened within 14 working days from the originally date of meeting. The quorum for such alternative meeting shall be three directors, among whom at least two shall be directors appointed by Party B.

If any director is unable to attend a Board meeting, he/she may appoint by notice in writing a proxy to attend and vote on his/her behalf. The appointment notice shall specify the ambit of authority of such proxy. The absence of a director without his appointment of a proxy shall constitute a forfeiture of such director’s rights with respect to such meeting.

Article 30

The travelling and accommodation expenses incurred by each director for attending the meetings of the board shall be borne by the Company.

Article 31

The directors shall vote by raising hands in a Board meeting. A raise of hand represents an affirmative vote, while a refusal or failure in raise of hand represents a negative vote.

The Director or his/her authorized representative shall be responsible for counting the votes for each resolution. The voting result shall be forthwith declared.

Article 32

Any resolution on the matters as listed from items 1-5 in Article 25 of these Articles shall require a vote of four-fifths of the directors (with at least three of whom being the directors appointed by Party B) attending the Board meeting. Any resolution on the matters as listed from items 6-32 in the said Article shall require a vote of three-fifths of the directors (with at least two of whom being the directors appointed by Party B) attending the Board meeting:

Article 33

Written notice of the Board meeting shall be sent to each of the Directors or its representative by fax, telex or email not less than fourteen days in advance. Only issues listed in the agenda may be discussed and resolved in the meeting. Issues other than such listed in the agenda may only be discussed if the directors attending the meeting unanimously agree and such discussion will not violate the provision of these Articles.

Article 34

The notice of Board meeting shall include the following items:

1.	date, venue and period of the meeting;

2.	matters for discussion in the meeting;

3.	clear indication that if a director cannot attend a meeting, he/she may authorize a proxy to attend the meeting and vote within the ambit of authorization;

4.	the time and address for submitting an authorization notice.

5.	contact person and his/her contact details for the meeting.

Article 35

Unless due to the occurrence of force majeure event or other accidental incidents, the convener of the meeting shall not alter the time of the meeting after the notice of meeting has been served. In event the time of meeting must be altered due to force majeure, written notice shall be served to each director within explanation for the change.

Article 36

A authorization notice authorizing a proxy to attend the Board meeting issued by a director shall include the following items:

1.	name of proxy;

2.	indication of whether the proxy is authorized to vote;

3.	instruction on vote with respect to each matter listed in the agenda of the Board meeting;

4.	indication of whether the proxy may vote with respect to matters that may be raised as a provisional proposal in the Board meeting, and instruction on vote with respect to such matter;

5.	date of issuance and valid period of the authorization;

6.	signature of the director;

7.	indication on whether the proxy may vote at his/her own discretion with respect to matter the director has not provided any instruction.

Article 37

Minutes of Board meeting shall be prepared. The minutes shall include the following items:

1.	number and names of people attending the meeting;

2.	date and venue of meeting;

3.	name of president of meeting, agenda of meeting;

4.	abstracts of presentation of each speaker;

5.	Voting result of each resolution and the names of directors voting for/against the resolution;

6.	any other contents the Board meeting consider as necessary or required by the Articles to be included in the minutes.

Article 38

Minutes of each Board meeting (including extraordinary meeting) shall be signed by each director or his/her proxy attending the meeting and filed for record with the Company and delivered to each director. A fax copy of minute signed by a director and delivered to the Company by fax shall also be valid.

The filing period of minutes of Board meeting shall be the same period of the operation period of the Company.

Article 39

An extraordinary meeting of Board shall be convened within one month upon the occurrence of any of the events:

1.	The number of directors becomes less than the two-thirds of the number of directors as provided for in these Articles.

2.	The accumulated loss of the Company not recovered reaches one-third of the total amount of registered capital

3.	Proposed by not less than one-third of the directors; or

4.	Proposed by the General Manager or the Finance Controller, and not less than one-third of the directors agree to such proposal.

Article 40

The Chairman shall be responsible to the Board, and shall exercise the following functions and powers:

1.	to convene and preside Board meetings, and to report his/her work to the Board;

2.	to examine the implementation of the resolutions of the Board meetings, and to submit such examinations for discussion by the Board;

3.	to represent the Board in the management and supervision of all matters of the Company;

4.	to represent the Company in external affairs in accordance with these Articles within the scope of authorization of the Board.

5.	to sign bond notes and Certificates of Capital Contribution in accordance with these Articles;

6.	to submit investment proposal of the Company for discussion by the Board;

7.	to submit proposal for increase of registered capital for discussion by the Board;

8.	to draft proposal for merge, division, alteration, termination and dissolution of the Company for discussion by the Board.

Article 41

A director shall be replaced upon the occurrence of any of the following events:

1.	committing any breach of his/her fiduciary obligation or any serious breach of duty;

2.	committing a crime; or

3.	having lost his/her ability to perform the duties of a director.

Chapter 5 Management Organizations

Article 42

The Company shall establish a management organization, responsible for the day-to-day operation of the Company.

Article 43

The Company shall have one General Manager.

Upon the consent of the Board, one Finance Controller may be appointed. The General Manager and the Finance Controller shall be nominated by Party B. If nominated by Party A, one Finance Manager may be appointed.

Article 44

The General Manager, Finance Controller shall be appointed by the Board.

Article 45

The manager shall be directly accountable to the Board and shall be responsible for carrying out the resolutions of the Board and to organise and supervise the day-to-day safety and production, technical and business management of the Company.

Article 46

The Company shall appoint departmental managers according to the need of the business of the Company responsible for the day-to-day business of the departments. The departmental managers shall be accountable to the General Manager.

Article 47

Unless otherwise approved by the Board, the General Manager shall not hold any management positions in other economic organisations nor shall he/she be allowed to be involved in the activities of other economic organisations which are in commercial competition with the Company.

Article 48

According to the provisions of these Articles and the authorization of the Board, the General Manager shall exercise the following functions and powers:

1.	to be in charge of the production, operation and management of the company, and to organize the implementation of the resolutions of the board of directors;

2.	to organize the implementation of the annual business plans and investment plans of the company;

3.	to draft the plan for the establishment of the company’s internal management organization, and to carry out such plan upon the approval by the Board;

4.	to draft the basic management system of the company, and to implement such system upon the approval by the Board;

5.	to formulate the specific regulations and rules according to the basic management system as approved by the Board;

6.	to propose the appointment or dismissal of the senior management personnel of the Company;

7.	to decide on the employment or dismissal of management personnel other than those to be employed or dismissed by the Board;

8.	to formulate the proposal for salaries, welfare, awards and punishments for employees;

9.	to propose to convene an extraordinary meeting of the Board;

10.	to report to the Board on the execution and performance of material contracts, the situation of use of funds and the status losses;

11.	General Manager who is not a director may attend the Board meeting without the power to vote;

12.	to formulate the annual budget with the Finance Controller, and to implement the budget upon approval by the Board;

13.	to formulate the profits distribution proposal and losses recovery proposal with the Finance Controller, and to implement such proposals upon approval by the Board; and

14.	to exercise other functions and powers delegated by the Board.

Article 49

The specific rules for duties of the General Manager shall include the following items:

1.	Conditions and procedures convening a General Manager meeting and the members of such meeting;

2.	The specific responsibilities of the General Manager and other senior management personnel;

3.	The power for using funds and assets of the Company and for execution of material contracts, and the system for reporting to the Board; and

4.	Any other items as considered necessary by the Board.

The specific rules for duties of the General Manager shall be implemented upon approval by the Board.

Article 50

The Finance Controller shall be responsible for the financial affairs and other related matters, and shall be directly accountable to the Board.

Article 51

The Finance Controller shall exercise the following functions and powers:

1.	to formulate the financial system of the Company, and to carry out such system upon approval by the Board;

2.	to prepare the monthly, seasonal and annual financial report;

3.	to examine the implementation of the Company’s financial system, and to specifically be responsible for the accounting matters of the Company;

4.	to examine the financial personnel of the Company, and to propose the appointment, change and dismissal of such personnel;

5.	to examine the Company’s contracts and other related legal matters;

6.	to supervise the senior management personnel in event of violation of the Company’s financial discipline or financial system;

7.	to supervise the capital operation of the Company;

8.	to propose to convene extraordinary meeting of the Board;

9.	to attend the Board meeting without the power to vote.

Article 52

Directors and senior management personnel shall not misappropriate the funds of the company or lend the funds of the company to any other parties.

Directors and senior management personnel shall not deposit the funds of the company in an account opened in his personal name or in the name of another individual.

Directors and senior management personnel shall not provide security for the debts of any shareholder, employees of the company or any other individual with the asset of the Company.

Article 53

Directors and senior management personnel shall not enter into a contract or transaction with the company without the consent of the Board.

Chapter 6 Finance and Audit

Article 54

The financial accounting system of the Company shall be handled in accordance with the relevant PRC laws and regulations and the actual situations of the Company. The Company shall promptly after its establishment submit applications to the local financial authority and tax authority for registration.

Article 55

The Company shall adopt the calendar year as its fiscal year, starting from 1 January end on 31 December.

Article 56

All bookings, receipts, financial reports, financial statements shall be prepared in Chinese.

Article 57

Monthly financial reports, seasonal financial reports and annual financial reports shall be delivered to the directors before the end of the following month, the 15th of the following month after the end of a season and the end of January of the following year respectively.

Article 58

The Company shall use Renminbi (RMB) as its bookkeeping currency. The exchange rate of Renminbi with other currencies shall be calculated at such exchange rate as is announced by the State Administration of Foreign Exchange of the PRC on the date the transaction occurs.

Article 59

The Company shall adopt the accrual system and debit and credit method in its bookkeeping.

Article 60

The accounting books of the Company shall include the following items:

1.	The amount of all cash income and expenditure of the Company;

2.	The sale and purchase information of all materials of the Company;

3.	The data of registered capital and debts of the Company;

4.	The information on the time for capital contribution towards the registered capital, and details of the increase and transfer of registered capital.

Article 61

In the first month of each fiscal year, the financial department of the Company shall prepare the balance sheet, profit and loss statement, cash flow statement and other ancillary statements for the examining and approving by the Board after audited by registered accountant. Party A and Party B agree that all annual after tax profit shall be distributed to Party A and Party B in proportion to their respective capital contribution towards the registered capital.

Article 62

Each of the parties may at its own expense appoint its own auditor to conduct an audit of the Company’s accounting statements and reports. The Company shall provide the necessary convenience for such audit.

Article 63

The depreciation period of the fixed assets of the Company shall be determined by the Board in accordance with the relevant PRC laws and regulations.

Article 64

All matters related to foreign exchange of the Company shall be handled in compliance with the Regulations of the PRC on Administration of Foreign Exchange and other relevant regulations and the provisions of these Articles and the Joint Venture Contract.

Article 65

The following documents, certificates and statements shall become valid upon verification by PRC certified accountant:

1.	Certification of Capital Contribution of the parties;

2.	Annual accounting statements of the Company;

3.	Accounting statements of liquidation of the Company.

Chapter 7 Distribution of Profits

Article 66

The Company shall allocate a reserve fund, an enterprise expansion fund and a bonus and welfare fund for staff and workers, all in accordance with the stipulations of the Law of PRC on Sino-foreign Joint Venture Law and its Implementing Regulations. The annual proportion of allocations shall be decided by the Board according to the business situation of the Company.

Article 67

The profit of the Company shall be distributed to the parties in proportion to their respective capital contribution towards the registered capital after the payment of income tax and allocations to the funds are made.

Article 68

Profit shall be distributed once a year. The proposal for profit distribution and the amount distributable to each party shall be announced within four months from the end of each fiscal year.

Article 69

No profit shall be distributed unless the deficit from the previous years is made up. Profits retained by the Company and carried over from the previous years may be distributed together with the distributable profits of the current year.

Article 70

The Company adopts an internal audit system with specialized auditing personnel responsible for conducting internal audit on the income and expenditure and economic activities of the Company.

Article 71

Upon approval by the Board, the internal audit system of the Company and the audit personnel shall be supervised by the Finance Controller who shall be responsible to the Board.

Chapter 8 Employees

Article 72

The plans for matters pertaining to staff recruitment, dismissal, wages, labour insurance, welfare benefits, rewards and disciplinary action etc. shall be determined by the Board according to the relevant PRC laws and regulations. The Company shall enter into individual or collective labour contracts with the employees. The labour contracts shall be filed with the local labour authority for record.

Article 73

Existing employees of Party A shall be employed by the Company with priority, other employees shall be publicly recruited. The Company shall enter into new labour contracts with the recruited Party A’s existing employees. Such labour contracts shall incorporate the labour responsibilities terms currently adapted by Party A.

Article 74

The Company shall have the right to impose such punishments as warning, record of misconduct, deduction of salary on an employee where such employee violates the rules and regulations and labour discipline of the Company. Under serious circumstance, the Company may dismiss such employee and file a record with the local labour authority. In event of dismissing an employee, a one-month notice shall be given to the employee to be dismissed. Employees shall have the right to resign. If an employee resigns, he/she shall submit an application one month in advance, and handle the formalities upon the approval of the Company. Where the employee fails to submit the said application, he/she shall be responsible for the inducing economic loss suffered by the Company.

Article 75

The employees of the Company may enjoy the national legal holidays and other holidays as provided for in the PRC Labour Law and other relevant regulations.

Chapter 9 Labour Union

Article 76

The employees shall have the right to establish a labour union in accordance with the PRC Labour Union Law.

Article 77

The labour union of the Company represents the interests of the employees. Its purpose is to protect the democratic rights and material interests of the employees, to assist the Company in arranging and using the welfare funds, to organize the employees to take part in political, business, scientific and technological studies, to launch entertainment activities, to educate the employees to observe labour discipline and accomplish work.

Article 78

The labour union may represent the employees execute labour contracts with the Company, and supervise the implementation of the contracts.

Article 79

The labour union may participate in the mediation of disputes between the employees and the Company.

Article 80

The Company shall allocate an amount of 2% of the total actual salary of the employees as labour union fund. The labour union shall use the fund in accordance with the Rules for Administration of Labour Union Fund issued by the China National Labour Union.

Chapter 10 Period of Operation, Termination, and Liquidation

Article 81

The operation period of the Company shall be ten years.

Article 82

Upon agreement of the parties and the unanimous approval of the Board meeting, an application may be made to the original examining and approval authority 6 months before the expiration of the term of this Contract for an extension of the operation period. Change of registration shall be made with the industrial and commercial authority.

Article 83

If both parties or either party do not agree to extend the operation period of the CJV Company upon the expiry of the operation period, the CJV Company terminates.

Article 84

This Contract shall be early terminated upon mutual agreement of the parties. Early termination of the Company shall be decided by the Board meeting and shall be subject to the approval of the original examining and approval authority.

After a resolution on the early termination of the Company has been passed in accordance with this Article, the Company shall, simultaneously with handling the approval formalities, adapt necessary means to deal with the settlement of the employees of the Company.

Article 85

In event the Company is terminated upon expiry of the operation period or due to other reasons and such termination has been approved by the examining and approving authority, the Company shall forthwith establish the liquidation committee so as to liquidate the Company.

Article 86

The functions of the liquidation committee are to clarify the assets, rights and debts of the Company, to prepare a balance sheet and list of assets, formulate a liquidation proposal, and to implement such proposal upon approval by the Board.

Article 87

The liquidation committee shall represent the Company in litigation during liquidation.

Article 88

The expenses for liquidation and remuneration for the liquidation committee shall be paid from the Company’s assets with priority.

Article 89

The assets remained from the liquidation shall be distributed to the parties in proportion to their respective capital contribution towards the registered capital.

Article 90

After completion of liquidation, the Company shall submit a written report to the original examining and approving authority, and shall handle the cancellation of registration with the industrial and commercial authority, and shall return the Business License and publish its termination.

Chapter 11 Rules and Regulations

Article 91

The following are the detailed rules and regulations to be formulated by the Board:

1.	management regulations, including the powers and functions of the managerial branches and working rules and procedures;

2.	rules for the staff and workers;

3.	rules with respect to labour and remuneration of employees;

4.	rules with respect to work attendance, promotion and awards and penalty for the staff and workers;

5.	rules of the staff and workers’ welfare;

6.	rules with respect to financial system;

7.	procedures with respect to liquidation upon dissolution of the Company;

8.	other rules and regulations as deemed necessary or desirable by the Board.

Chapter 12 Amendment of Articles of Association

Article 92

Amendments to these Articles shall be made upon the occurrence of the following events:

1.	The amendment of the Law of PRC on Sino-foreign Joint Venture Enterprise Law and other relevant laws and regulations resulting in the inconsistency of these Articles with such laws;

2.	The change of the Company’s circumstances resulting in the inconsistency of these Articles with such changes;

3.	Decision of the Board to amend these Articles.

Article 93

Amendments to these Articles shall observe the following procedures:

1.	A proposal for amendment is submitted by one-third of the directors;

2.	The proposal for amendment is submitted to the Board and is approved by the resolution of the Board meeting;

3.	The Board passes an unanimous resolution, and the amendment becomes effective upon approval by the examining and approving authority.

Chapter 13 Miscellaneous

Article 94

[not applicable in English version]

Article 95

The Company shall have the right to interpret the provisions of these Articles.

Article 96

This Articles are executed by the legal representatives or authorised representatives of the parties on 1st January, 2006, in the city of Shenzhen of Guangdong Province of China.

Party A: Shenzhen Zhong Ren New Telecommunication Science and Technology Company Limited

Legal representative: Lam Yat Ping

Date: 1st January, 2006

Party B: Pacific Internet (Hong Kong) Limited

Legal representative: Eddy Kuk Cho Yiu

Date: 1st January, 2006

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